Exhibit 10.1

AMENDMENT NO. 1 TO

OMNIBUS AGREEMENT

This Amendment No. 1, dated as of June 1, 2010 (this “Amendment”), to the Omnibus Agreement entered into and effective as of July 2, 2007 (the “Original Agreement”), is entered into by and among Spectra Energy Corp, a Delaware corporation (“Spectra”), Spectra Energy Partners GP, LLC, a Delaware limited liability company (“GP LLC”), Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (the “General Partner”) and Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, The Original Agreement provides for the provision of certain services and indemnities by the General Partner; and

WHEREAS, The Parties desire by their execution of this Amendment to modify the previous agreement set forth in the Original Agreement, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Spectra and its Affiliates (as such term is defined in the Original Agreement);

NOW, THERETOFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments.

A.	Effective as of the date hereof, Section 3.1(c) of the Original Agreement shall be amended and restated as follows:

“The amount for which Spectra shall be entitled to reimbursement from the Partnership Group pursuant to Section 3.1(b) for Corporate Governance services shall not exceed $3.6 million per calendar year (the “G&A Expenses Limit”) for a period from July 2, 2010 through December 31, 2013, which amount shall be pro-rated during the period from July 2, 2010 through December 31, 2010. The G&A Expenses Limit shall be increased for the calendar years 2012 and 2013 by the percentage increase in the Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted over the prior year period based on the most recent information available from the U.S. Department of Labor. In the event that the Partnership Group makes any acquisitions of assets or businesses or the business of the Partnership Group otherwise expands during the first three (3) years following the date of this Agreement, then the G&A Expenses Limit shall be appropriately increased in order to account for adjustments in the nature and extent of the Corporate Governance services provided by Spectra to the Partnership Group, with any such increase in the G&A Expenses Limit subject to the approval of the Conflicts Committee. After

December 31, 2013, the G&A Expenses Limit will no longer apply and the General Partner will determine the amount of expenses for Corporate Governance services that will be properly allocated to the Partnership in accordance with the terms of the Partnership Agreement. The G&A Expenses Limit shall not apply to reimbursement for direct expenses of the Partnership as provided in Section 3.2.”

B.	Effective as of the date hereof, the Original Agreement shall be amended by adding a new Section 3.1(e) which shall read in its entirety as follows:

“During the period for which a G&A Expenses Limit is in effect pursuant to Section 3.1(c), payments for reimbursement pursuant to Section 3.1(b) shall be made on or prior to the tenth day following the end of each month, beginning on August 10, 2010 (each a “Payment Date”). On each Payment Date, the Partnership Group shall make a payment to Spectra or its designee equal to one-twelfth the G&A Expenses Limit in effect during the month prior to such Payment Date; provided that payments with respect to any partial period shall be pro-rated for the actual number of days in such period. Following the end of each fiscal year for which payments are made under this Section 3.1(e), Spectra shall timely prepare a schedule of the actual amounts due under Section 3.1(c) for such fiscal year. If such amounts are less than the G&A Expenses Limit in effect for such period, Spectra shall repay the difference between the reimbursable amounts and the amounts paid by the Partnership Group to Spectra. Any repayment may be satisfied by offsetting amounts from subsequent payments made pursuant to this Section.”

2. Miscellaneous. Except as herein provided, the Original Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the law of the State of Texas.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, this 1st day of June, 2010.

SPECTRA ENERGY CORP

By:	/s/ Alan Harris
Alan Harris
Chief Development Officer

SPECTRA ENERGY PARTNERS GP, LLC

By:	/s/ Gregory J. Rizzo
Gregory J. Rizzo
President and Chief Executive Officer

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:	Spectra Energy Partners GP, LLC, its general partner

By:	/s/ Gregory J. Rizzo
Gregory J. Rizzo
President and Chief Executive Officer

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

By:	/s/ Gregory J. Rizzo
Gregory J. Rizzo
President and Chief Executive Officer

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